Exhibit 99.1

Rigel Announces Second Quarter 2012 Financial Results

South San Francisco, Calif. — August 7, 2012 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2012.

For the second quarter of 2012, Rigel reported a net loss of $24.7 million, or $0.35 per share, compared to a net loss of $21.5 million, or $0.37 per share, in the same period of 2011. Weighted average shares outstanding for the second quarters of 2012 and 2011 were 71.5 million and 58.3 million, respectively.

Contract revenue from collaborations in the second quarter of 2012 was comprised of a $1.0 million upfront payment from AstraZeneca AB pursuant to the worldwide license agreement for R256, a potential treatment for moderate to severe chronic asthma, signed in June 2012, as well as a payment of $500,000 from BerGenBio AS related to the ongoing progress of the oncology program out-licensed from Rigel in 2011.  Contract revenue for the second quarter of 2011 was $395,000, which consisted of a portion of the initial upfront payment Rigel received from BerGenBio in connection with the oncology program.

Rigel reported total operating expenses of approximately $26.4 million in the second quarter of 2012, compared to approximately $22.0 million for the same period in 2011. The increase in operating expenses was primarily due to increased costs related to R343, Rigel’s inhaled SYK inhibitor program for asthma and R333, a topical JAK/SYK inhibitor program for discoid lupus. Both of these programs are expected to begin Phase 2 clinical trials this month.

For the six months ended June 30, 2012, Rigel reported a net loss of $47.9 million, or $0.67 per basic and diluted share, compared to a net loss of $42.3 million, or $0.76 per basic and diluted share, for the same period of 2011.

As of June 30, 2012, Rigel had cash and investments of $202.6 million, compared to $247.6 million as of December 31, 2011.  Rigel expects to end 2012 with cash and investments in excess of $145.0 million, which is expected to be sufficient to fund operations into 2014.

“Rigel continues to advance its development programs with the commencement of our newest partnership with AstraZeneca to develop an inhalable asthma treatment, and our anticipated Phase 2 launches of R343 and R333 later this month,” said James M. Gower, chairman and chief executive officer of Rigel.

Fostamatinib Update

AstraZeneca expects to report Phase 3 results from OSKIRA-1, OSKIRA-2, and OSKIRA-3 in the first half of 2013.  They also expect to report data from OSKIRA—4 (a Phase 2b monotherapy study) by late 2012.  In addition, AstraZeneca has stated that they expect to file a New Drug Application with the U.S. Food and Drug Administration for fostamatinib in the second half of 2013.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for rheumatoid arthritis with its partner AstraZeneca; R343, an inhaled SYK inhibitor that has completed Phase 1 clinical trials for asthma; R333, a topical JAK/SYK inhibitor for discoid lupus; and R548, an oral JAK3 inhibitor for the treatment of transplant rejection and other immune disorders.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement of clinical trials and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments, and the sufficiency of Rigel’s cash resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “will,” “may,” “aim,” “believe,” “plan,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process ,market competition, risks associated with Rigel’s corporate partnerships, including risks that if conflicts arise between Rigel’s and its corporate partners, the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Contract revenues	$1,500	$395	$2,250	$395

Operating expenses:
Research and development (see Note A)	20,924	17,109	38,828	32,215
General and administrative (see Note A)	5,458	4,843	11,614	10,597
Total operating expenses	26,382	21,952	50,442	42,812

Loss from operations	(24,882)	(21,557)	(48,192)	(42,417)
Interest income, net	144	83	280	162

Net loss	$(24,738)	$(21,474)	$(47,912)	$(42,255)

Net loss per share, basic and diluted	$(0.35)	$(0.37)	$(0.67)	$(0.76)

Weighted-average shares used in computing net loss per share, basic and diluted	71,458	58,272	71,440	55,290

Note A

Stock-based compensation expense included in:
Research and development	$1,636	$2,337	$3,348	$4,850
General and administrative	1,375	863	2,761	2,187
	$3,011	$3,200	$6,109	$7,037

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2012	2011 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$202,639	$247,640
Total assets	214,360	257,106
Stockholders’ equity	195,750	236,149

(1)   Derived from audited financial statements